EXHIBIT 10.6

GREAT LAKES CAPITAL ACCEPTANCE, LLC

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”), entered into as of          the day of                     , 2003, between Great Lakes Capital Acceptance, LLC, an Illinois limited liability company (“GLCA” or the “Company”) and [Name of Manager or Officer] (the “Indemnitee”).

WHEREAS, the Indemnitee is an officer or a member of the Board of Managers of GLCA and in such capacity is performing a valuable service for GLCA;

WHEREAS, the law of GLCA’s state of organization permits GLCA to enter into contracts with its officers or members of its Board of Managers with respect to indemnification of such persons; and

WHEREAS, to induce the Indemnitee to continue to provide services to GLCA as an officer or a member of the Board of Managers, and to provide the Indemnitee with specific contractual assurance that indemnification will be available to the Indemnitee regardless of, among other things, any amendment to or revocation of GLCA’s Articles of Organization (the “Articles”), GLCA’s Amended and Restated Operating Agreement (the “Operating Agreement”) or any acquisition transaction relating to GLCA, GLCA desires to provide the Indemnitee with protection against personal liability;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, GLCA and the Indemnitee hereby agree as follows:

1.	DEFINITIONS

For purposes of this Agreement:

(a) “Change in Control” shall mean a change in the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of GLCA, or any successor in interest thereto, whether through the ownership of voting membership interests, by contract or otherwise, including but not limited to a change which would be required to be reported under Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date hereof (the “Exchange Act”) or as may otherwise be determined pursuant to a resolution of the GLCA Board of Managers. A rebuttable presumption of a Change in Control shall be created by any of the following which first occur after the date hereof and GLCA shall have the burden of proof to overcome such presumption:

(i) the ability of any “Person” (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) together with an “Affiliate” or “Associate” (as defined in Rule 12b-2 of the Exchange Act) or “Group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than George Luburich, II, his Affiliates and Associates and any Group of which any of them is a controlling member) to exercise or direct the exercise of

20% or more of the combined voting power of all outstanding common membership interests of GLCA in the election of its managers (“Interested Party”) (provided, however, “Interested Party” shall not include an agent, broker, nominee, custodian or trustee, solely in their capacity as such, for one or more persons who do not individually or as a group possess such power);

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Managers of GLCA cease for any reason to constitute at least a majority thereof, unless the election of each manager who was not a director at the beginning of such period has been approved in advance by the managers representing two-thirds of the managers then in office who were the managers at the beginning of the period;

(iii) the approval of the members of GLCA of:

(A) a merger or consolidation of GLCA with any Interested Party; or

(B) the adoption of any plan or proposal for the partial or complete liquidation or dissolution of GLCA proposed by an Interested Party or pursuant to any agreement, arrangement or understanding, whether or not in writing, with any Interested Party.

(iv) the approval of the Board of Managers of GLCA of:

(A) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, to or with any Interested Party in any transaction or series of transactions, of GLCA’s assets or the assets of any subsidiary of GLCA having a market value equal to 10% or more of the aggregate market value of all assets of GLCA determined on a consolidated basis, all outstanding common membership interests of GLCA, or the earning power or net income of GLCA, determined on a consolidated basis;

(B) the issuance or transfer by GLCA, or any subsidiary thereof, to any Interested Party in any transaction or a series of transactions, of common membership interests or capital securities with a value equal to 15% or more of the aggregate market value of the then outstanding common membership interests of GLCA other than the issuance or transfer of such common membership interests or shares of stock to all GLCA common members on a pro rata basis; or

(C) any reclassification of membership interests, including without limitation, any split, dividend, or other distributions with respect to membership interests, or any reverse split, recapitalization of GLCA, or any merger or consolidation of GLCA with any subsidiary thereof, or any other transaction proposed by, or pursuant to, any agreement, arrangement, or understanding, whether or not in writing, with any Interested Party which has the effect, directly or indirectly, of increasing the proportionate shares of the voting membership interests of GLCA directly or indirectly owned by any such Interested Party; or

(v) any receipt by any Interested Party, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance, or any tax credits or other tax advantages provided by or through GLCA other than the receipt of such advantages which are provided to all GLCA members on a pro rata basis.

(b) “Corporate Status” describes the status of a person who is or was a member, director, manager, officer, employee, agent or fiduciary of GLCA or of any other company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (whether conducted for profit or not for profit) if such person is or was so serving at the request of GLCA.

(c) “Disinterested Manager” means a manager of GLCA who is not and was not a party to the Proceeding (as hereinafter defined) in respect of which indemnification is sought by the Indemnitee.

(d) “Effective Date” means the date of this Agreement.

(e) “Expenses” shall include all reasonable attorneys’ and paralegals’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

(f) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent (i) GLCA or the Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either GLCA or the Indemnitee in an action to determine the Indemnitee’s right to indemnification under this Agreement.

(g) “Proceeding” includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing, or any other proceeding, including appeals therefrom, whether civil, criminal, administrative, or investigative, except one initiated by the Indemnitee pursuant to paragraph 8 of this Agreement to enforce his rights under this Agreement.

2.	INDEMNIFICATION — GENERAL

The Indemnitee shall be entitled to the rights of indemnification provided in this Agreement if, by reason of his Corporate Status, he is, or is threatened to be made, a party to any threatened, pending, or completed Proceeding, including a Proceeding by or in the right of GLCA. Unless prohibited by paragraph 13 hereof, the Indemnitee shall be indemnified against Expenses, judgments, penalties, fines, and settlement amounts actually and reasonably incurred by him or her or on his or her behalf in connection with such Proceeding or any claim, issue or matter therein; provided however, except as provided in paragraph 8 of this Agreement, the

Company shall indemnify the Indemnitee in connection with a Proceeding (or part thereof) initiated by the Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Managers.

3.	EXPENSES OF A SUCCESSFUL PARTY

Without limiting the effect of any other provision of this Agreement, to the extent that the Indemnitee is, by reason of his or her Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he or she shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If the Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues, or matters in such Proceeding, GLCA shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter. For purposes of this paragraph and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

4.	WITNESS EXPENSES

Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee is, by reason of his or her Corporate Status, a witness in any Proceeding to which he or she is not a party, he or she shall be indemnified against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

5.	ADVANCES

Expenses incurred by an Indemnitee in defending a Proceeding involving the Indemnitee by reason of his or her Corporate Status may be paid by GLCA in advance of the final disposition of such Proceeding upon receipt of an undertaking (“Undertaking”) by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by GLCA under this Agreement, the Operating Agreement or under any other contract or agreement between the Indemnitee and GLCA. In connection with a Proceeding (or part thereof) initiated by the Indemnitee, except as provided in paragraph 8 hereof, the Company may pay such Expenses in advance of the final disposition only if such Proceeding (or part thereof) was authorized by the Board. If the Indemnitee has commenced a Proceeding to secure a determination that he should be indemnified by the Company, the Undertaking shall provide that Indemnitee shall not be obligated to repay the Company during the pendency of such Proceeding.

6.	DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION

(a) To obtain indemnification under this Agreement, the Indemnitee shall submit to GLCA a written request, including therewith such documentation and information reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification.

(b) Upon such written request pursuant to subparagraph 6(a), a determination with respect to the Indemnitee’s entitlement thereto shall be made in the specific case (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board of the Managers, a copy of which shall be delivered to the Indemnitee (unless the Indemnitee shall request that such determination be made by the Board of Managers, in which case the determination shall be made by the person or persons or in the manner provided in clauses (ii) or (iii) of this paragraph 6(b)); (ii) if a Change in Control shall not have occurred, (A) by the Board of Managers by a majority vote of a quorum consisting of Disinterested Managers, or (B) if a quorum of the Board of Managers consisting of Disinterested Managers is not obtainable or, even if obtainable, if such quorum of Disinterested Managers so directs, by Independent Counsel in a written opinion to the Board of Managers, a copy of which shall be delivered to the Indemnitee; or (iii) as provided in paragraph 7(b) of this Agreement. If it is so determined that the Indemnitee is entitled to indemnification, payment to the Indemnitee shall be made within ten (10) days after such determination.

(c) The Indemnitee shall cooperate with the person or entity making such determination with respect to the Indemnitee’s entitlement to indemnification, including providing upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by the Indemnitee in so cooperating shall be borne by GLCA (irrespective of the determination as to the Indemnitee’s entitlement to indemnification) and GLCA hereby indemnifies and agree to hold the Indemnitee harmless therefrom.

(d) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to paragraph 6(b) hereof, the Independent Counsel shall be selected as provided in this paragraph 6(d). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board of Managers, and GLCA shall give written notice to the Indemnitee advising him or her of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by the Indemnitee (unless the Indemnitee shall request that such selection be made by the Board of Managers, in which event the preceding sentence shall apply), and the Indemnitee shall give written notice to GLCA advising it of the identity of the Independent Counsel so selected. In either event, the Indemnitee, or GLCA, as the case may be, may, within seven (7) days after such written notice of selection shall have been given, deliver to GLCA or to the Indemnitee, as the case may be, a written objection to such selection. Such objection may be asserted only on the grounds that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in paragraph 1 of this Agreement. If such written objection is made, the Independent Counsel so selected may not serve as Independent Counsel until a court has determined that such objection is without merit. If, within twenty (20) days after submission by the Indemnitee of a written request for indemnification pursuant to paragraph 6(a) hereof, no Independent Counsel shall have been selected or, if selected, shall have been objected to, either GLCA or the Indemnitee may petition a court for resolution of any objection which shall have been made by GLCA or the Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is so resolved or the person so appointed shall act as Independent Counsel under paragraph 6(b) hereof. GLCA shall pay all reasonable fees and expenses of Independent Counsel incurred in connection with acting pursuant to paragraph 6(b)

hereof, and all reasonable fees and expenses incident to the selection of such Independent Counsel pursuant to this paragraph 6(d). In the event that a determination of entitlement to indemnification is to be made by Independent Counsel and such determination shall not have been made and delivered in a written opinion within ninety (90) days after the receipt by GLCA of the Indemnitee’s request in accordance with paragraph 6(a), upon the due commencement of any judicial proceeding in accordance with paragraph 8(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity.

7.	PRESUMPTIONS

(a) In making a determination with respect to entitlement or indemnification hereunder, the person or entity making such determination shall presume that the Indemnitee is entitled to indemnification under this Agreement and GLCA shall have the burden of proof to overcome such presumption.

(b) If the person or entity making the determination whether the Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by GLCA of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law. Such sixty (60)-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person or entity making said determination in good faith requires additional time for the obtaining or evaluating of documentation and/or information relating thereto. The foregoing provisions of this paragraph 7(b) shall not apply if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to paragraph 6(b) of this Agreement.

(c) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of the Indemnitee to indemnification.

8.	REMEDIES

(a) In the event that (i) a determination is made that the Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to this Agreement, or (iii) payment of indemnification due the Indemnitee under this Agreement is not timely made, the Indemnitee shall be entitled to an adjudication in an appropriate court of competent jurisdiction of his or her entitlement to such indemnification or advancement of Expenses.

(b) In the event that a determination shall have been made pursuant to this Agreement that the Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this paragraph 8 shall be conducted in all respects as a de novo trial, on the merits and the Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this paragraph 8, GLCA shall have the burden of proving that the Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c) If a determination shall have been made or deemed to have been made pursuant to this Agreement that the Indemnitee is entitled to indemnification, GLCA shall be bound by such determination in any judicial proceeding commenced pursuant to this paragraph 8, absent (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(i) GLCA shall be precluded from asserting in any judicial proceeding commenced pursuant to this paragraph 8 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that GLCA is bound by all the provisions of this Agreement.

(ii) In the event that the Indemnitee, pursuant to this paragraph 8, seeks a judicial adjudication of his or her rights under, or to recover damages for breach of, this Agreement, and is successful in whole or in part, the Indemnitee shall be entitled to recover from GLCA, and shall be indemnified by GLCA against, any and all Expenses actually and reasonably incurred by him or her in such judicial adjudication.

9.	ESTABLISHMENT OF TRUST

In the event of a Change in Control, GLCA shall, upon written request by the Indemnitee, create a trust for the benefit of the Indemnitee (“Trust”) and from time-to-time upon written request by the Indemnitee, shall fund such Trust in an amount sufficient to satisfy any and all Expenses, judgments, penalties, fines and settlement amounts actually and reasonably incurred by him or her or on his or her behalf or claimed, reasonably anticipated or proposed to be paid in accordance with the terms of this Agreement. The amount to be deposited in the Trust pursuant to the foregoing funding obligation shall be determined by Independent Counsel. The terms of the Trust shall provide that upon a Change in Control (i) the Trust shall not be revoked or the principal thereof invaded, without the prior written consent of the Indemnitee, (ii) the trustee of the Trust (the “Trustee”) shall advance, within two business days of a request by the Indemnitee and in accordance with paragraph 5 of this Agreement, any and all Expenses to the Indemnitee, (iii) the Trust shall continue to be funded by GLCA in accordance with the funding obligation set forth above, (iv) the Trustee shall promptly pay to the Indemnitee all amounts for which the Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise, and (v) all unexpended funds in such Trust shall revert to GLCA upon a final determination by Independent Counsel that the Indemnitee has been fully indemnified under the terms of this Agreement. The Trustee shall be a Trustee chosen by the Indemnitee and consented to by GLCA, which consent shall not be unreasonably denied. Nothing in this Section 9 shall relieve GLCA of any of its obligations under this Agreement.

10.	NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; INSURANCE SUBROGATION

(a) The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, GLCA’s Articles, Operating Agreement, any agreement, a vote of members, a resolution of managers, or otherwise. No amendment, alteration or repeal of this Agreement or any provision hereof shall be effective as to the Indemnitee with respect to any action taken or omitted by the Indemnitee in respect of Indemnitee’s Corporate Status prior to such amendment, alteration or repeal.

(b) To the extent that GLCA maintains an insurance policy or policies providing liability insurance for managers or officers of GLCA, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available.

(c) In the event of any payment under this Agreement, GLCA shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all actions necessary to secure such rights, including execution of such documents as are necessary to enable GLCA to bring suit to enforce such rights.

(d) GLCA shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement, or otherwise.

11.	CONTINUATION OF INDEMNITY

All agreements and obligations of GLCA contained herein shall continue during the period the Indemnitee is an officer or a member of the Board of Managers of GLCA and shall continue thereafter so long as the Indemnitee shall be subject to any threatened, pending or completed Proceeding by reason of his or her Corporate Status. No legal action shall be brought and no cause of action shall be asserted by or on behalf of GLCA against the Indemnitee, the Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two (2) years from the date of accrual of such cause of action, and any claim or cause of action of GLCA shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two (2)-year period; provided, however, that if any shorter prior of limitations is otherwise applicable to any such cause of action such shorter period shall govern. This Agreement shall be binding upon GLCA and its successors and assigns and shall inure to the benefit of the Indemnitee and his or her heirs, executors and administrators.

12.	SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever (i) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any paragraph of this Agreement containing any such provision held to be invalid, illegal, or unenforceable, that is not itself invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement

(including, without limitation, each portion of any paragraph of this Agreement containing any such provision held to be invalid, illegal, or unenforceable, that is not itself invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provisions held invalid, illegal, or unenforceable.

13.	EXCEPTIONS TO RIGHT OF INDEMNIFICATION OR ADVANCEMENT OF EXPENSES

Notwithstanding any other provisions of this Agreement, the Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement unless the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of GLCA, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful. Additionally, the Indemnitee shall not be entitled to indemnification for acts or omissions with respect to which indemnification is not obtainable under the securities laws of the United States or any other law. Indemnification may not be made for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to GLCA or for amounts paid in settlement to GLCA, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper.

14.	HEADINGS

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

15.	MODIFICATION AND WAIVER

No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to, nor shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

16.	NOTICE BY THE INDEMNITEE

The Indemnitee agrees promptly to notify GLCA in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder.

17.	NOTICES

All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if delivered by hand, on the date of the receipt, (ii) if sent by United States Express Mail or by commercial courier or delivery service, one business day after delivery to a United States Post Office or delivery service, (iii) if sent by telecopier, when receipt is electronically acknowledged, or (iv) if mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

If to the Indemnitee, to the Indemnitee:

[Name]

[Address]

If to GLCA, to:

Great Lakes Capital Acceptance, LLC

27 East Monroe Street, Suite 700

Chicago, IL 60603

Attention: Chief Executive Officer

or to such other address as may have been furnished to the Indemnitee by GLCA or to GLCA by the Indemnitee, as the case may be.

18.	GOVERNING LAW

The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois.

19.	IDENTICAL COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement. Only one such counterpart sign by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GREAT LAKES CAPITAL ACCEPTANCE, LLC

By:
George Luburich, II Chief Executive Officer

INDEMNITEE

[Name]